Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Lyft, Inc.
(Exact name of registrant as specified in its charter)

	Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
(1)	Equity	Class A Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the Lyft, Inc. 2019 Equity Incentive Plan	Other	20,042,798	$16.01	$320,885,195.98	0.00013810	$44,314.25
	Total Offering Amounts					$320,885,195.98		$44,314.25
	Total Fee Offsets							—
	Net Fee Due							$44,314.25

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s Class A common stock that become issuable under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A common stock.
The amount registered reflects an automatic increase to the number of shares of Class A common stock reserved for issuance pursuant to future awards under the 2019 Plan, which annual increase is provided for in the 2019 Plan.
The proposed maximum offering price per unit is estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant’s registration fee on the basis of $16.01 per share, which is the average of the high and low prices of Class A common stock, as reported on the Nasdaq Global Select Market, on February 5, 2026.